Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Registration Nos. 333-166364, 333-168100, 333-171165, 333-162795, 333-162110, 333-06784, 333-08146, 333-11842, 333-09350, 333-11154, 333-111112, 333-111113, 333-134355, 333-144589, 333-145981, 333-153230, 333-177510, 333-179408, 333-181375, 333-191176, 333-199904, 333-210341, 333-210343, 333-210344, 333-214584, 333-210341, 333-210343, 333-210344, 333-214584, 333-226930 and 333-228911) of our reports dated April 5, 2019, with respect to the consolidated financial statements of NICE Ltd. and its subsidiaries and the effectiveness of internal control over financial reporting of NICE Ltd. included in this Annual Report on Form 20-F for the year ended December 31, 2018.

Tel Aviv, Israel
April 5, 2019
/s/ KOST, FORER, GABBAY & KASIERER
KOST, FORER, GABBAY & KASIERER
A Member of EY Global